Filed Pursuant to Rule 433

Dated March 14, 2016

Registration Statement Nos. 333-206891-01, 333-206891-02,

333-206891-03

Relating to

Preliminary Prospectus Supplement dated March 14, 2016 and

Prospectus dated September 11, 2015

CNH INDUSTRIAL CAPITAL LLC

$500 million 4.875% NOTES DUE 2021

Issuer:	CNH Industrial Capital LLC
Principal Amount:	$500,000,000
Maturity:	April 1, 2021
Coupon:	4.875% per annum
Price to Public:	99.447% plus accrued interest from March 17, 2016 if settlement occurs after that date
Underwriting Discount:	0.700%
Net Proceeds to Issuer Before Expenses:	$493,735,000
Yield to Maturity:	5.000%
Benchmark Treasury:	UST 1.125% due February 28, 2021
Spread to Benchmark Treasury:	+352.5 basis points
Benchmark Treasury Yield and Price:	1.475% / 98-10+
Interest Payment Dates:	April 1 and October 1, commencing October 1, 2016
Optional Redemption:	Make-whole premium based on U.S. Treasury +0.50% (50 basis points)
Settlement:	T+3; March 17, 2016
CUSIP / ISIN:	12592BAF1 / US12592BAF13
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Société Générale Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (866) 803-9204; Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 11th Floor, New York, NY 10038, Attention: Prospectus Department, Telephone: 1-800-294-1322, E-mail: dg.prospectus_requests@baml.com; Société Générale, 245 Park Avenue, New York, NY 10167, Telephone: 1-855-881-2108, E-mail: syndicate-mo@sgcib.com; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Minneapolis, MN 55402, Attention: Client Support, Telephone: (800) 645-3751, E-mail: wfscustomerservice@wellsfargo.com.